Rule 424(b)(3)
                                                      Registration No. 333-79465


PRICING SUPPLEMENT NO.     1        , Dated July 12, 1999
                       ------------         --------------
To Prospectus Dated        June 17, 1999
                       ---------------------

                          WASHINGTON GAS LIGHT COMPANY
                           MEDIUM-TERM NOTES, SERIES E
                     DUE ONE YEAR OR MORE FROM DATE OF ISSUE


Principal Amount: $50,000,000      [x] Fixed Rate Note   [ ] Floating Rate Note
                  -----------
Issue Price (as a percentage of    [x] Book Entry Note   [ ] Certificated Note
         principal amount):     100%
                              --------
Original Issue Date:       July 9, 1999
                         ---------------
Maturity Date:             July 9, 2009
                         ---------------
[ ]  The Offered Notes cannot be redeemed prior to maturity.

[x] The Offered Notes may be redeemed prior to maturity. See "Additional Terms" below.


Applicable Only to Fixed Rate Notes:
-----------------------------------

         Interest Rate:     6.92%
                         ----------
         Interest Payment Dates:  March 15 and September 15

Applicable Only to Floating Rate Notes:
--------------------------------------

Base Rate:                     Maximum Interest Rate:     ___________
[ ]  Commercial Paper Rate     Minimum Interest Rate:     ___________
[ ]  LIBOR                     Interest Reset Dates:      ___________
[ ]  Treasury Rate             Interest Reset Period:     ___________
                               Interest Payment Dates:    ___________
                               Interest Payment Period:   ___________

Initial Interest Rate:  ___________
     Index Maturity:    ___________
Spread (plus or minus): ___________
     Spread Multiplier: ___________

     This Pricing Supplement relates to the original issuance and sale by Washington Gas Light Company of the Medium-Term Notes, Series E, described herein through Salomon Smith Barney ($10,000,000), Banc One Capital Markets, Inc. ($12,750,000), Merrill Lynch & Co. ($10,000,000), PaineWebber Incorporated ($7,250,000) and The Williams Capital Group, L.P. ($10,000,000), as Agents.

Additional Terms:
----------------

1)   Use of  Proceeds:
     ----------------

     Net proceeds from the sale of these and other Offered Notes will be used to fund the purchase of $39,000,000 principal amount of the Company's 8-3/4% Series First Mortgage Bonds due 2019; and $4,000,000 principal amount of the Company's 8-5/8% Series First Mortgage Bonds due 2007; and for general corporate purposes, including capital expenditures, acquisition of property, working capital requirements, and retirement of short-term debt.

2)   Optional Redemption:
     -------------------

     These Notes will be redeemable, as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (a)100% of the principal amount of the Notes to be redeemed and (b) the sum of the present values of the Remaining Scheduled Payments (as hereinafter defined) thereon discounted to the redemption date on a semiannual basis ( assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus accrued interest to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

     "Comparable Treasury Price" means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. New York time on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, PaineWebber Incorporated, and Salomon Smith Barney and their successors; provided, however, that if any of the foregoing, or their affiliates, shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to any Notes, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

     Unless the Company defaults in payment of the redemption price, on and after the applicable redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.